Exhibit 10.2

THE CHEMOURS COMPANY
STOCK ACCUMULATION AND DEFERRED
COMPENSATION PLAN FOR DIRECTORS
(as amended and restated effective [           ], 2018)

1.	PURPOSE OF THE PLAN

The purpose of The Chemours Company Stock Accumulation and Deferred Compensation Plan for Directors (the “Plan”) is to permit Directors to defer the payment of all or a specified part of their compensation for services performed as Directors.

This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the rulings and regulations issued thereunder (collectively, “Code Section 409A”) and shall be administered and construed in accordance with such requirements.

2.	ELIGIBILITY

Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates shall be eligible under this Plan to defer compensation for services performed as Directors.

3.	ADMINISTRATION AND AMENDMENT

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The decision of the Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board of Directors of the Company reserves the right to modify the Plan from time to time, or to terminate the Plan entirely, provided, however, that (1) no modification of the Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year; (2) that the foregoing shall not preclude any amendment necessary or desirable to conform to changes in applicable law, including, but not limited to, changes in the Code; and (3) upon termination of the Plan, except to the extent otherwise permitted under Code Section 409A, all balances will be distributed in accordance with the terms of the Plan as in effect on the date of termination.

The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

4.	COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT / CHANGE IN LAW

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, or its successor, and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the regulations promulgated thereunder.

The Board of Directors may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

5.	ELECTION TO DEFER AND FORM OF PAYMENT

On or before December 31 of any calendar year, a Director may elect to defer the payment of all or a specified part of all fees (both cash and equity awards) payable to the Director for services as a Director during the following calendar year.

To the extent permitted under Code Section 409A, any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within thirty days after election to the Board, to defer in the same manner the receipt of the payment of all or a specified part of fees (both cash and equity awards) not yet earned for the remainder of that calendar year.

At the time a Director elects to defer his/her fees (either cash or equity awards) for a calendar year, he/she must also elect:

i.

the payment event for such deferred amounts (for cash fees, a specified calendar year, separation from service (within the meaning of Code Section 409A) or a specified calendar year following separation from service, and for equity awards, either a specified grant date anniversary or separation from service (within the meaning of Code Section 409A));

ii.	with respect to cash fees deferred to separation from service, the form of payment (lump sum or equal annual installments) and the number of equal annual installments, if applicable;
iii.

with respect to cash fees deferred to separation from service where the Director elects to have the payment(s) made or commence in a calendar year following the separation from service, the calendar year following his/her separation from service (not to be later than the fifth (5th) calendar year following the separation from service) in which payment(s) of such deferred amount(s) shall be made or commence, as applicable. For purposes of clarity, calendar year in this context refers to the sequential calendar year following separation from service (for example, first calendar year, second calendar year, etc.); and

iv.	with respect to deferred cash fees, whether the deferred amounts will be deemed invested in an interest bearing account or in the Company stock fund account.

Amounts deferred to a specified year shall be payable only in a lump sum during the specified calendar year. Unless expressly provided otherwise in a deferral election form, if amounts are payable in equal annual installments, the first annual installment shall be made (a) in the month following the separation from service (if the Director has elected to have installments commence upon separation from service) or (b) in the calendar year elected by the Director (if the Director has elected pursuant to (iii) above to have the installments commence in a specified calendar year following separation from service), with remaining installments paid in successive calendar years until all installments have been paid. Unless expressly provided otherwise in a deferral election form, if the Director has elected to have deferred cash fees paid in a single lump sum upon separation from service, the payment shall be made in the month following the separation from service.

Except for elections made by directors of DuPont in respect of 2015, elections shall be made in writing on an election form provided by the Company. All such elections as to deferral and form of payment are irrevocable.

6.	DIRECTORS’ ACCOUNTS

Deferred cash fees deemed invested in the interest bearing account shall be held in the general funds of the Company and shall be credited to an account in the name of the Director. The deferred fees deemed invested in the interest bearing account will bear interest at a rate corresponding to the average 30-year Treasury securities rate applicable for the quarter (or at such other rate as may be specified by the Committee from time to time). Interest will be compounded quarterly and will also be deferred. If the rate changes, the new rate will apply to all deferred cash amounts beginning with the following quarter. Cash fees deemed invested in the Company stock fund account shall be allocated to each Director’s account based on the closing price of the Company’s common stock as reported on the Composite Tape of the New York Stock Exchange (“Stock Price”) on the date the fees would otherwise have been paid. The Company shall not be required to reserve or otherwise set aside shares of common stock for the payment of its obligations hereunder, but shall make available as and when required a sufficient number of shares of common stock to meet the needs of the Plan. Beginning in 2018, any deferred equity awards will be denominated in the form of Deferred Stock Units granted under The Chemours Company Equity and Incentive Plan (the “Equity and Incentive Plan”).  Deferred Stock Units are notional units (not actual shares of stock), each having a value equal to one share of the Company’s common stock.  The terms and conditions of the Deferred Stock Units, including dividend equivalent rights, will be governed by a Deferred Stock Unit award agreement and the Equity and Incentive Plan.  Upon settlement, one share of Company common stock will be issued for each Deferred Stock Unit, with any fraction thereof being paid in cash. An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) payable on the number of shares represented by the number of stock units in each Director’s account and/or the Director’s Deferred Stock Units will be allocated, as applicable, to each Director’s stock unit account in the form of additional stock units or, with respect to Deferred Stock Units, as additional Deferred Stock Units, based upon the Stock Price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of additional stock units or Deferred Stock Units, as applicable. If adjustments are made to outstanding shares of common stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment shall also be made in the number of stock units in a Director’s stock unit account and, in accordance with the Equity and Incentive Plan, in the number of Deferred Stock Units. Neither stock units in a Director’s stock unit account nor Deferred Stock Units shall entitle any person to rights of a stockholder unless and until shares of Company common stock have been issued to that person with respect to the stock units or Deferred Stock Unit, as applicable.

7.	PAYMENT FROM DIRECTORS’ ACCOUNTS

Subject to Section 8, the aggregate amount of deferred fees, together with interest and dividend equivalents accrued thereon, and Deferred Stock Units shall be paid in accordance with the elections made by the Director as provided in Article 5. Amounts credited to a Director’s account in cash shall be paid in cash and amounts credited in stock units and Deferred Stock Units shall be paid in one share of common stock of the Company for each stock unit or Deferred Stock Unit, as applicable, except that a cash payment will be made with any final installment for any fraction of a stock unit or Deferred Stock Unit remaining in the Director’s account. Such fractional share shall be valued at the closing Stock Price on the date of settlement.

8.	PAYMENT IN EVENT OF DEATH

A Director may file with the Secretary of the Committee a written designation of a beneficiary for his or her account under the Plan on such form as may be prescribed by the Committee, and may, from time to time, amend or revoke such designation. If a Director should die before all deferred amounts credited to the Director’s account have been distributed, the balance of any deferred fees and interest and dividend equivalents then in the Director’s account, together with the Director’s Deferred Stock Units, if any, shall be paid to the Director’s designated beneficiary as soon as practicable after the Director’s death. If the Director did not designate a beneficiary, or in the event that the beneficiary designated by the Director shall have predeceased the Director, the balance in the Director’s account and Deferred Stock Units shall be paid as soon as practicable to the Director’s estate.

9.	NONASSIGNABILITY

During a Director’s lifetime, the right to any Deferred Stock Units or deferred fees, including interest and dividend equivalents thereon, shall not be transferable or assignable, except as may otherwise be provided in rules established by the Committee.

10.	GOVERNING LAW

The validity and construction of the Plan shall be governed by the laws of the State of Delaware.

11.	CODE SECTION 409A

To the extent that an amount is payable or a Deferred Stock Unit is settled in connection with a Director’s retirement or other separation from service as Director of the Company, no amounts shall be paid hereunder and no Deferred Stock Units will be settled on account thereof unless such retirement or separation from service constitutes a separation from service within the meaning of

Code Section 409A.  To the extent that an amount is payable promptly at the beginning of a calendar year, whether as a result of a Director’s deferral election or the terms of a prior plan document, such amount shall be paid no later than the last day of that calendar year.  Each amount to be paid or benefit to be provided to a Director pursuant to this Plan that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A.